UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)  of the Securities Exchange Act of 1934

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Ambac Financial Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMBAC FINANCIAL GROUP, INC.

NOTICE OF

2003 ANNUAL MEETING

OF STOCKHOLDERS

AND

PROXY STATEMENT

Meeting Date:

Tuesday, May 6, 2003

at 11:30 A.M. (local time)

Meeting Place:

Ambac Financial Group, Inc.

One State Street Plaza

New York, New York 10004

Ambac Financial Group, Inc.

One State Street Plaza

New York, NY 10004

212.668.0340

Phillip B. Lassiter

Chairman and

Chief Executive Officer

March 28, 2003

Dear Stockholders:

It is my pleasure to invite you to Ambac’s 2003 Annual Meeting of Stockholders.

We will hold the meeting on Tuesday, May 6, 2003, at 11:30 a.m. at our executive offices in New York City. In addition to the formal items of business, I will review the major developments of 2002 and answer your questions.

This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the meeting.

Your vote is important. Most shareholders have a choice of voting on the Internet, by telephone, or by mail using a traditional proxy card. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you. If you vote by telephone or on the Internet, you do not need to return your proxy card.

We look forward to seeing you at the meeting.

Sincerely,

Ambac Financial Group, Inc.

One State Street Plaza

New York, NY 10004

212.668.0340

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

March 28, 2003

Dear Stockholders:

We will hold the 2003 Annual Meeting of Stockholders on Tuesday, May 6, 2003 at 11:30 a.m. (local time) at our executive offices at One State Street Plaza in New York City. At our Annual Meeting, we will ask you to:

•	Elect eight directors;

•	Approve Amendments to the Ambac 1997 Equity Plan;

•	Ratify the selection of KPMG LLP as independent auditors for 2003; and

•	Consider any other business that is properly presented at the Annual Meeting.

You may vote at the Annual Meeting if you were an Ambac stockholder at the close of business on March 11, 2003.

Along with the attached Proxy Statement, we are also sending you the Ambac 2002 Annual Report, which includes our financial statements.

Anne G. Gill

First Vice President, Corporate Secretary

and Assistant General Counsel

Information About The Annual Meeting And Voting	1

Why Did You Send Me this Proxy Statement?	1
Who Is Entitled to Vote?	1
How Many Votes Do I Have?	1
How Do I Vote by Proxy?	1
May I Vote by Telephone or Via the Internet?	2
May I Revoke My Proxy?	2
How Do I Vote in Person?	2
How Do Employees in the Ambac Stock Fund Vote?	3
What Votes Do We Need to be Present to Hold the Annual Meeting?	3
What Vote Is Required to Approve Each Proposal?	3
What Is the Effect of Broker Non-Votes?	3
Is Voting Confidential?	4
If More than One Member of My Household Owns Shares, Will We Receive Separate Annual Meeting Materials?	4
What Are the Costs of Soliciting these Proxies and Who Will Pay Them?	4
How Do I Obtain an Annual Report on Form 10-K?	5
Where Can I Find the Voting Results?	5
Whom Should I Call If I Have Any Questions?	5

Information About Ambac Common Stock Ownership	6

Which Stockholders own at least 5% of Ambac?	6
How Much Stock is Owned By Directors and Executive Officers?	7
Did Ambac Insiders Comply with Section 16(a) Beneficial Ownership Reporting in 2002?	8

Information About Directors	9
The Board of Directors	9
The Committees of the Board	9
How We Compensate Directors	10
Corporate Governance	12

The Audit Committee Report	13

Information About The Executive Officers	15
The Executive Officers	15
How We Compensate Executive Officers	17
The Pension Plan	19
Employment Agreement with the Chief Executive Officer	21
Management Retention Agreements with Executive Officers	22

Report On Executive Compensation For 2002 By The Compensation And Organization Committee	25

Performance Graph	30

Proposal 1: Elect Eight Directors	31

Proposal 2: Approve Amendments to the Ambac 1997 Equity Plan	33
Summary of the Proposal	33
Principal Features of the Plan	34
Plan Benefits	37
Equity Compensation Plan Information	38

Proposal 3: Ratify Selection of KPMG LLP as Independent Auditors for 2003	39
Audit and All Other Fees	39
Information About Stockholder Proposals	41

PROXY STATEMENT FOR THE AMBAC FINANCIAL GROUP, INC.

2003 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why Did You Send Me this Proxy Statement?

We sent you this Proxy Statement and the enclosed proxy card because Ambac’s Board of Directors is soliciting your proxy to vote at the 2003 Annual Meeting of Stockholders.

This Proxy Statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. You may simply complete, sign and return the enclosed proxy card or vote by telephone or over the Internet.

Who Is Entitled to Vote?

March 11, 2003 is the record date for the meeting. If you owned Ambac common stock at the close of business on March 11, 2003, you are entitled to vote. On that date, there were 106,069,280 shares of Ambac common stock outstanding and entitled to vote at the meeting. Ambac common stock is our only class of voting stock. We will begin mailing this Proxy Statement on March 28, 2003 to all stockholders entitled to vote.

How Many Votes Do I Have?

You have one vote for each share of Ambac common stock that you owned at the close of business on March 11, 2003. The proxy card indicates the number.

How Do I Vote by Proxy?

If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board:

•	“FOR” Proposal 1 (Elect Eight Directors); and

•	“FOR” Proposal 2 (Approve Amendments to the Ambac 1997 Equity Plan); and

•	“FOR” Proposal 3 (Ratify Selection of KPMG LLP as Independent Auditors for 2003).

If any other matter is presented, your proxy will vote in accordance with his or her best judgment. At the time we began printing this Proxy Statement, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

May I Vote by Telephone or Via the Internet?

Yes. Instead of submitting your vote by mail on the enclosed proxy card, you may be able to vote via the Internet or by telephone. Please note that there are separate Internet and telephone arrangements depending on whether you are a registered stockholder (that is, if you hold your stock in your own name), or whether you hold your shares in “street name” (that is, if your stock is held in the name of your broker or bank).

If you are a registered stockholder, you may vote by telephone, or electronically through the Internet, by following the instructions provided on your proxy card.

If your shares are held in “street name”, you may need to contact your bank or broker to determine whether you will be able to vote by telephone or electronically.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. If you vote via the Internet, you may incur costs, such as usage charges from Internet access providers and telephone companies. You will be responsible for those costs.

Whether you plan to attend the Annual Meeting or not, we urge you to vote. Returning the proxy card or voting by telephone or over the Internet will not affect your right to attend the Annual Meeting and vote.

May I Revoke My Proxy?

Yes. You may change your mind after you send in your proxy card by following any of these procedures. To revoke your proxy:

•	Send in another signed proxy with a later date; or

•	Send a letter revoking your proxy to Ambac’s Corporate Secretary at the address indicated on page 41 under “Information about Stockholder Proposals”; or

•	Attend the Annual Meeting and vote in person.

How Do I Vote in Person?

If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive.

If your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee. The account statement or letter must show that you were the direct or indirect (beneficial) owner of the shares on March 11, 2003.

How Do Employees in the Ambac Stock Fund Vote?

If you are an employee who participates in our Savings Incentive Plan (“SIP”), you are receiving this material because of shares held for you in the Ambac Stock Fund in the SIP. The SIP Trustee will send you a voting instruction card instead of a proxy card. This voting instruction card will indicate the number of shares of Ambac common stock credited to your account in the Ambac Stock Fund as of March 11, 2003.

•	If you complete, sign and return the voting instruction card on time, the SIP Trustee will vote the shares as you have directed.

•	If you do not complete, sign and return the voting instruction card on time, the SIP Trustee will not vote the shares credited to your account.

What Votes Do We Need to be Present to Hold the Annual Meeting?

We need a majority of the shares of Ambac common stock outstanding on March 11, 2003 to be present, in person or by proxy, to hold the Annual Meeting.

What Vote Is Required to Approve Each Proposal?

Proposal 1: Elect Eight Directors

The eight nominees for director who receive the most votes will be elected. If you do not vote for a nominee, or you indicate “withhold authority to vote” for any nominee on your proxy card, your vote will not count either for or against the nominee.

Proposal 2: Approve Amendments to the Ambac 1997 Equity Plan

The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting is required to approve the proposed amendments to the Ambac 1997 Equity Plan. So, if you “abstain” from voting, it has the same effect as if you voted “against” this proposal.

Proposal 3: Ratify Selection of Auditors

The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting is required to ratify the selection of independent auditors. So, if you “abstain” from voting, it has the same effect as if you voted “against” this proposal.

What Is the Effect of Broker Non-Votes?

A broker “non-vote” occurs when a broker holding shares for a beneficial owner does note vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange, if your broker holds your shares in its “street” name, the broker may vote your shares on Proposal 1 (Elect Eight Directors) and Proposal 3 (Ratify Selection of Auditors) even if it does not receive instructions from you. However, your broker may not vote your shares on Proposal 2 (Approve Amendments to the Ambac 1997 Equity Plan) unless you give him or her specific voting instructions. A broker non-vote will have no effect on the outcome of this proposal.

Is Voting Confidential?

We maintain a policy of keeping all the proxies, ballots and voting tabulations confidential. The Inspectors of Election will forward to management any written comments that you make on the proxy card.

If More than One Member of My Household Owns Shares, Will We Receive Separate Annual Meeting Materials?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, we are sending only one Annual Report and Proxy Statement to stockholders who have the same address and last name unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This “householding” practice reduces our printing and postage costs. Stockholders may request a separate copy of the Annual Report and Proxy Statement as follows:

•	Record stockholders wishing to discontinue or begin householding, or any record stockholder residing at a household address wanting to request delivery of a copy of the Annual Report and Proxy Statement, should contact our transfer agent, Citibank, N.A., at 212-657-5997 or may write to Citibank at 111 Wall Street, 5th Floor, New York, New York 10043.

•	Beneficial stockholders can request information about householding from their banks, brokers or other holders of record.

What Are the Costs of Soliciting these Proxies and Who Will Pay Them?

Ambac will pay all the costs of soliciting these proxies. Although we are mailing these proxy materials, our directors and employees may also solicit proxies by telephone, by fax or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. Georgeson Shareholder Communications, Inc. is assisting us with the solicitation of proxies for a fee of $8,500 plus out-of-pocket expenses.

How Do I Obtain an Annual Report on Form 10-K?

We have filed our Annual Report on Form 10-K for the year ended December 31, 2002 with the Securities and Exchange Commission. Our Form 10-K contains information that is not included in our Annual Report that we are sending you with this Proxy Statement. You can find the Form 10-K on Ambac’s website at www.ambac.com. You also may ask us for a copy and we will send you one without charge. Please write to:

Investor Relations

Ambac Financial Group, Inc.

One State Street Plaza

New York, New York 10004

Attention:	Peter R. Poillon, First Vice President
and Director of Investor Relations

or contact Mr. Poillon at (212) 208-3333 or at ppoillon@ambac.com.

Where Can I Find the Voting Results?

We will publish the voting results in our Form 10-Q for the second quarter of 2003, which we will file with the SEC in August 2003. You can find the Form 10-Q on Ambac’s website at www.ambac.com.

Whom Should I Call If I Have Any Questions?

If you have any questions about the Annual Meeting or voting, please contact Anne Gill, our Corporate Secretary, at (212) 208-3355 or at agill@ambac.com.

If you have any questions about your ownership of Ambac common stock, please call Peter Poillon, First Vice President and Director of Investor Relations, at (212) 208-3333 or at ppoillon@ambac.com.

INFORMATION ABOUT AMBAC COMMON STOCK OWNERSHIP

Which Stockholders own at least 5% of Ambac?

The following table shows all persons we know to be direct or indirect owners of at least 5% of Ambac common stock as of December 31, 2002. Our information is based on reports filed with the Securities and Exchange Commission by each of the firms listed in the table below. You may obtain these reports from the SEC.

Name and Address of Beneficial Owner	Number of Shares Owned Beneficially	Percent of Class

J.P. Morgan Chase & Co.	11,016,631	10.3%
270 Park Avenue New York, New York 10017

Wellington Management Company, LLP	7,332,879	6.9%
75 State Street Boston, Massachusetts 02109

Goldman Sachs & Co.	7,306,108	6.9%
85 Broad Street New York, New York 10004

Citigroup Inc.	5,982,798	5.6%
339 Park Avenue New York, New York 10043

How Much Stock is Owned By Directors and Executive Officers?

The following table shows the Ambac common stock owned directly or indirectly by Ambac’s directors and executive officers as of February 1, 2003. Except for Mr. Lassiter, no director or executive officer beneficially owns 1% or more of the shares of Ambac common stock. All directors and executive officers as a group beneficially own 3.64% of the shares of Ambac common stock.

Name of Beneficial Owner	Shares Beneficially Owned (1)(2)(3)(4)(5)	Percent of Class	Unvested RSUs(6)	PSUs(7)	Total Holdings (including RSUs and PSUs)

Outside Directors
Michael A. Callen	38,666	—	3,014	8,750	50,430
Renso L. Caporali	23,719	—	3,053	6,591	33,363
Jill M. Considine	8,134	—	3,053	1,581	12,768
Richard Dulude	29,408	—	3,014	9,532	41,954
W. Grant Gregory	23,490	—	3,014	10,183	36,687
Laura S. Unger	0	—	0	0	0

Executive Officers
Phillip B. Lassiter	1,853,568	1.75%	53,271	0	1,906,839
Robert J. Genader	806,903	—	12,934	0	819,868
Frank J. Bivona	386,331	—	2,283	0	388,614
David L. Boyle	353,766	—	6,946	0	360,712
Kevin J. Doyle	92,183	—	1,828	0	94,011
All executive officers and directors as a group (14 persons)	3,855,863	3.64%	99,923	36,637	3,992,424

(1)	To our knowledge, except for Messrs. Lassiter, Genader, Boyle and Doyle, who share voting and investment power with their spouses, each of the directors and executive officers has sole voting and investment power over his shares.

(2)	The number of shares shown for Mr. Lassiter includes 12,000 shares owned by his spouse. Mr. Lassiter disclaims beneficial ownership of these shares.

The number of shares shown for Mr. Boyle includes 500 shares owned by his spouse. Mr. Boyle disclaims beneficial ownership of these shares.

The number of shares shown for Mr. Gregory includes 2,345 shares held in the Gregory 1997 Children’s Trust, of which his daughter is a beneficiary. Mr. Gregory has neither the power to vote these shares nor the power to direct their disposition and he disclaims beneficial ownership of these shares.

(3)	The number of shares shown for each director and executive officer includes shares that may be acquired upon exercise of stock options that were exercisable as of February 1, 2003 or that will become exercisable within 60 days after February 1, 2003. These shares are shown in the following table

Outside Directors	Number Of Shares	Executive Officers	Number Of Shares
Mr. Callen	16,500	Mr. Lassiter	708,070
Dr. Caporali	13,500	Mr. Genader	417,759
Ms. Considine	8,126	Mr. Bivona	270,000
Mr. Dulude	16,500	Mr. Boyle	337,564
Mr. Gregory	16,500	Mr. Doyle	81,750

(4)	The number of shares shown for each executive officer also includes the number of shares of Ambac common stock owned indirectly as of February 1, 2003 by these executive officers in our Savings Incentive Plan (“SIP ”). Our information on these shares is based on reports from the SIP Trustee.

(5)	The number of shares shown for Messrs. Lassiter, Genader, Bivona, Boyle and Doyle include vested restricted stock units (“RSUs”) that we awarded under our equity plans. These RSUs are shown in the following table:

Executive Officers	Number of Vested RSUs
Mr. Lassiter	988,134
Mr. Genader	345,458
Mr. Bivona	99,954
Mr. Boyle	6,304
Mr. Doyle	0

(6)	This column shows the 3,000 RSUs that were granted to each of Messrs. Callen, Dulude and Gregory at the 2002 Annual Meeting under the 1997 Non-Employee Directors Equity Plan and accrued dividends and the 3,000 RSUs that were granted to Dr. Caporali and Ms. Considine at the 2000 Annual Meeting under the 1997 Non-Employee Directors Equity Plan and accrued dividends. These RSUs generally will vest on the date of the Annual Meeting held in the fifth calendar year following the date of grant. At that time, each of these directors will receive one share of Ambac common stock in settlement of each RSU. For more information on these RSUs, see below at page 10 under “How We Compensate Directors.”

This column also shows RSUs for Messrs. Lassiter, Genader, Bivona, Boyle and Doyle that were awarded as part of each executive officer’s 2000 bonus, 2001 bonus and 2002 bonus pursuant to the Ambac Deferred Compensation Sub-Plan of the 1997 Equity Plan (the “Sub-Plan”) and accrued dividends. See page 27 for more detailed descriptions of these awards made pursuant to the Sub-Plan.

(7)	Under Ambac’s Deferred Compensation Plan, directors may defer their cash compensation. If a director has elected to defer cash compensation into Phantom Stock Units (“PSUs”), these PSUs are shown in this column. For more information on the Deferred Compensation Plan, see below at page 11.

Did Ambac Insiders Comply with Section 16(a) Beneficial Ownership Reporting in 2002?

Section 16(a) of the Securities Exchange Act of 1934 requires that our insiders—our directors, executive officers, and greater-than-10% stockholders—file reports with the SEC and the New York Stock Exchange on their initial beneficial ownership of Ambac common stock and any subsequent changes. They must also provide us with copies of the reports.

We reviewed copies of all reports furnished to us and obtained written representations that no other reports were required. Based on this, we believe that all of our insiders complied with their filing requirements for 2002, except that, due to the adoption of new SEC rules changing the requirements for the reporting of dividends on company stock awards, phantom stock unit dividends and restricted stock unit dividends awarded on September 4, 2002 to our outside directors (Messrs. Callen, Dulude and Gregory, Dr. Caporali and Ms. Considine) and our executive officers (Messrs. Lassiter, Genader, Bivona, Boyle, Doyle and Bienstock) were not reported on a timely basis. The filings were made on October 10, 2002.

INFORMATION ABOUT DIRECTORS

The Board of Directors

The Board of Directors oversees the business of Ambac and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed by discussing matters with the Chairman, other key executives and our principal external advisers (legal counsel, outside auditors, investment bankers and other consultants) by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings.

Ambac’s Board usually meets five times per year in regularly scheduled meetings, but will meet more often if necessary. The Board met five times during 2002. All directors attended at least 75% of the Board meetings and meetings of the Committees of which they were members.

Each of our directors also serves as a director of our principal operating subsidiary, Ambac Assurance Corporation, a leading triple-A rated financial guarantee insurance company.

The Committees of the Board

The Board has three standing committees: the Audit Committee, the Compensation and Organization Committee and the Nominating and Corporate Governance Committee. None of the directors who serve as members of these committees is, or has ever been, an employee of Ambac or our subsidiaries.

The Audit Committee

The Audit Committee recommends the selection of the independent auditors to the Board, approves the scope of the annual audit by the independent auditors and our internal auditors, reviews audit findings and accounting policies, assesses the adequacy of internal controls and risk management, reviews and approves Ambac’s financial disclosures and oversees compliance with Ambac’s Code of Business Conduct. The Committee also meets privately, outside the presence of Ambac management, with both the independent auditors and the internal auditors. Under the rules of the New York Stock Exchange, all of the members of the Audit Committee are independent. The Committee’s Report for 2002 is printed below at pages 13 and 14.

The Board has adopted a written charter for the Audit Committee. A copy of the Charter was attached as an appendix to Ambac’s proxy statement for the 2002 Annual Meeting.

The Committee met eight times during 2002.

Messrs. Callen, Dulude and Gregory and Dr. Caporali and Ms. Considine and Ms. Unger currently serve as members of the Committee. Mr. Callen serves as Chairman of the Committee.

The Compensation and Organization Committee

The Compensation and Organization Committee establishes and approves all elements of compensation for the executive officers. Each year, as the SEC requires, the Committee reports to you on executive compensation. The Committee’s Report on Executive Compensation for 2002 is printed below, starting at page 25.

The Committee administers Ambac’s 1997 Equity Plan and has sole authority for awards under the plan. The Committee evaluates existing and proposed employee benefit plans and may approve of plan changes. The Committee also administers the 1997 Executive Incentive Plan and Ambac’s Deferred Compensation Plan for Outside Directors and Ambac’s Senior Officer Deferred Compensation Sub-Plan of the 1997 Equity Plan. The Committee is also responsible for periodically reviewing Ambac’s plans regarding succession of senior management.

The Committee met three times during 2002.

Messrs. Callen, Dulude and Gregory and Dr. Caporali and Ms. Considine and Ms. Unger currently serve as members of the Committee. Mr. Dulude serves as Chairman of the Committee.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for monitoring Ambac’s corporate governance policies and procedures and identifying and recommending qualified candidates to the Board for election as directors. Through its monitoring of Ambac’s corporate governance policies and procedures, it is responsible for making recommendations concerning the size, composition, committee structure and composition, and fees for the Board and criteria for tenure and retention of directors.

The Committee will consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described on page 41 under “Information About Stockholder Proposals.”

The Committee met three times during 2002.

Messrs. Callen and Gregory and Ms. Considine and Ms. Unger currently serve as members of the Committee. Mr. Gregory serves as Chairman of the Committee.

How We Compensate Directors

Annual Cash Fee	We compensate directors who are not employees of Ambac or our subsidiaries with an annual cash fee of $30,000 per year.

Annual Stock Option Award

We also grant each non-employee director 3,750 stock options on the date of each annual meeting. These options have an exercise price equal to the average of the high and low trading price of our stock on the New York

Stock Exchange on the date of grant. The options generally will vest on the first anniversary of the date of the grant and expire on the date of the annual meeting held in the seventh calendar year following the date of the grant.

Award of Restricted Stock Units Every Five Years	•	Ambac grants each non-employee director 3,000 restricted stock units (“RSUs”) at the annual meeting at which the director is first elected to the Board.

•	These RSUs generally will vest on the date of the annual meeting held in the fifth year following the date of grant and will be settled by the delivery of one share of Ambac common stock for each RSU.

•	If the director remains on the Board after the first award of RSUs vests, Ambac will grant the director a second award of 3,000 RSUs, subject to similar vesting conditions and restrictions on transfer.

Meeting Fees	We also pay each non-employee director a meeting fee of:

•	$1,250 for attendance at each meeting of stockholders and each Board meeting; and

•	$1,250 for attendance at each committee meeting.

Fee for Chairing a Committee	We pay an annual fee of $2,500 to each non-employee director who chairs a committee.

Expenses and Benefits	Ambac reimburses all directors for travel and other related expenses incurred in attending stockholder, Board and committee meetings.

We provide non-employee directors with life and health insurance benefits. We also allow them to participate in our Matching Gift Program up to $20,000. Under this Program, Ambac will match gifts by directors to qualified organizations.

The Deferred Compensation Plan	Under our Deferred Compensation Plan for Outside Directors, non-employee directors may elect to defer all or part of their director compensation that is paid in cash.

•	At the director’s election, we credit deferrals to a bookkeeping account that we maintain on the director’s behalf either as a cash credit (which we credit with interest quarterly at a 90-day commercial paper composite rate published by the Federal Reserve Bank), or as phantom stock units (“PSU”) based on the market value of Ambac common stock (on which we pay quarterly dividend equivalents in additional PSUs) or as performance units measured by the performance of those mutual funds the director selects out of a limited group of funds.

•	We do not fund the Deferred Compensation Plan. We settle accounts only in cash.

Service on the Ambac Assurance Board

Although Ambac Assurance does not pay its non-employee directors an annual fee for serving on its Board of Directors, it does pay them meeting fees (in the same amounts as we do for the Ambac Board) and reimburses all directors for expenses.

Directors who are Ambac Employees	We do not compensate our employees or employees of our subsidiaries for service as a director. We do, however, reimburse them for travel and other related expenses.

Corporate Governance

Our Board of Directors has maintained corporate governance policies for many years and has updated them from time to time. Our Board has had in place several of the NYSE’s proposed corporate governance requirements for many years.

Existing corporate governance highlights

•	Our Board has a substantial majority (75%) of non-employee directors.

•	Since we went public in 1991, only non-employee directors have comprised our Audit, Compensation and Organization and Nominating and Corporate Governance committees.

•	All of our Audit Committee members meet the current NYSE standards for independence and financial literacy. Five out of six of our members of the Audit Committee qualify as audit committee financial experts under applicable SEC rules.

•	Our Audit Committee hires, determines the compensation of, and decides the scope of services performed by, our independent auditors. It also has the authority to retain outside advisors.

•	Our Board policy prohibits our directors entering into paid consulting agreements with Ambac.

•	Our Compensation and Organization Committee has the authority to retain independent consultants, and, in fiscal 2002, engaged Johnson Associates, Inc. to assist it. It also evaluates the CEO and President and discusses the evaluation with all non-employee directors in executive session.

•	Our Board policy opposes, and our 1997 Equity Plan prohibits, the re-pricing of our outstanding stock options.

Recent developments

Our Nominating and Corporate Governance Committee reviewed various corporate governance proposals during 2002 and recommended changes to existing policies and practices to the full Board. Our Board has adopted: (1) corporate governance guidelines; (2) charters for the Compensation and Organization Committee and the Nominating and Corporate Governance Committee; (3) a revised and expanded definition of independence for our directors for fiscal 2003; and (4) a revised Code of Ethics and Business Conduct for all directors, officers and employees.

THE AUDIT COMMITTEE REPORT

The Audit Committee of Ambac is responsible for providing independent, objective oversight of Ambac’s accounting functions and internal controls and risk management. The Audit Committee recommends the selection of the independent auditors to the Board. The Audit Committee is currently composed of six independent directors, each of whom is independent as defined under the rules of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the Board of Directors, which was filed as an appendix to Ambac’s proxy statement for the 2002 Annual Meeting.

Management is responsible for Ambac’s internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of Ambac’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. However, none of the members of the Committee is professionally engaged in the practice of accounting or auditing nor are all of our members experts in those fields. The Committee relies without independent verification on the information provided to it and on the representations made by management and the independent auditors.

We held eight meetings during 2002. The meetings were designed, among other things, to facilitate and encourage communication among the Committee, management, the internal auditors and Ambac’s independent auditors, KPMG LLP. We discussed with Ambac’s internal auditors and KPMG LLP the overall scope and plans for their respective audits. We met with the internal auditors and KPMG LLP, with and without management present, to discuss the results of their examinations and their evaluations of Ambac’s internal controls.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2002 with management, the internal auditors and KPMG LLP. We also discussed with management and KPMG LLP the process used to support certifications by Ambac’s Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 to accompany Ambac’s periodic filings with the Securities and Exchange Commission.

We also discussed with KPMG LLP matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of Ambac’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

KPMG LLP also provided to us the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with them their independence from Ambac. When considering KPMG LLP’s independence, we considered whether their provision of services to Ambac beyond those rendered in connection with their audit of Ambac’s consolidated financial statements and reviews of Ambac’s consolidated financial statements included in its Quarterly Reports on Form 10-Q was compatible with maintaining their independence. We also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, KPMG LLP.

Based upon the review and discussions referred to above, we recommended to the Board of Directors, and the Board of Directors has approved, that Ambac’s audited financial statements be included in Ambac’s Annual Report on SEC Form 10-K for the fiscal year December 31, 2002. We also recommended the selection of KPMG LLP as Ambac’s independent auditors for 2003 and, based on that recommendation, the Board has selected KPMG LLP as Ambac’s independent auditors for 2003.

We have been advised by KPMG LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in Ambac or its subsidiaries.

The Audit Committee Michael A. Callen, Chairman Renso L. Caporali
March 25, 2003	Jill M. Considine Richard Dulude W. Grant Gregory Laura S. Unger

INFORMATION ABOUT THE EXECUTIVE OFFICERS

The Executive Officers

These are the biographies of Ambac’s current executive officers, except for Mr. Lassiter, the Chief Executive Officer, and Mr. Genader, the President and Chief Operating Officer, whose biographies are included below at pages 31 and 32 under “Proposal 1: Elect Eight Directors.”

David L. Boyle	Vice Chairman—Portfolio Risk Assessment and Internal Audit Group
Age 56

Mr. Boyle was named Vice Chairman of Ambac’s Portfolio Risk Assessment and Internal Audit Group in February 2000. The Portfolio Risk Assessment and Internal Audit Group is responsible for surveillance and remediation of Ambac’s specialized finance and public finance portfolios, risk analysis and reporting on such matters to Ambac’s Audit Committee. The Portfolio Risk Assessment and Internal Audit Group is also responsible for reinsurance and risk transfer, rating agency relationships and technology. In January 2003, Mr. Boyle also assumed executive responsibility for Ambac’s cash management services. Mr. Boyle previously served as Vice Chairman of the Municipal Financial Services Group from January 1998 to February 2000. Mr. Boyle joined Ambac and Ambac Assurance in March 1997 as Senior Vice President of the Financial Management Services Division. He became an Executive Vice President in July 1997. Mr. Boyle also serves as a trustee of Cadre Institutional Investors Trust. Mr. Boyle joined Ambac from Citibank where, as a Managing Director, he held various management positions in corporate banking over a 22-year career.

Thomas J. Gandolfo	Senior Vice President and Chief Financial Officer
Age 42

In January 2003, Mr. Gandolfo was named Senior Vice President and Chief Financial Officer of Ambac and Ambac Assurance. In addition to his position as Ambac’s Chief Financial Officer, Mr. Gandolfo also has executive responsibility for managing Ambac’s investor and public relations. Mr. Gandolfo served as Managing Director and Controller of Ambac from July 1998 to January 2003. He joined Ambac in 1994 as Vice President and Controller of Ambac’s investment agreement business. Mr. Gandolfo joined Ambac from Price Waterhouse, where he was a CPA and Senior Manager in their Financial Services Specialty Unit.

Howard Pfeffer Age 45	Senior Managing Director—Public Finance Division, Investment Management and Financial Services Group

Since 1998, Mr. Pfeffer has served as Senior Managing Director and Head of Ambac Assurance’s Public Finance Department. In January 2003, he was also named as Head of Ambac’s Investment Management Group. The Investment Management and Financial Services Group is responsible for managing Ambac’s investment portfolios and its asset and liability management services. In October 1998, Mr. Pfeffer became a Senior Managing Director. From 1989 to October 1998, Mr. Pfeffer ran Ambac’s Structured Finance Group, which was responsible for Ambac’s mortgage-backed, home equity loan, student loan and multi-family housing securitization business. In 1989, Mr. Pfeffer joined Ambac from Citicorp where he was a Vice President in the Municipal Division of Citicorp and had responsibility for structured finance products and transactions.

Gregg L. Bienstock	Managing Director, Human Resources and Employment Counsel
Age 38

Mr. Bienstock has been Managing Director, Human Resources and Employment Counsel since January 1999. Mr. Bienstock has executive responsibility for corporate governance, corporate marketing and corporate administration. Mr. Bienstock served as First Vice President, Director of Human Resources and Employment Counsel of Ambac and Ambac Assurance from February 1997 to January 1999. Mr. Bienstock joined Ambac from the Bristol Myers-Squibb Corporation, where he served as a Director of Human Resources from February 1996 to February 1997. From September 1993 to February 1996, Mr. Bienstock was an associate with the New York law firm of Proskauer Rose LLP. Prior to joining Proskauer, from April 1992 to September 1993, Mr. Bienstock was an Assistant General Counsel for the Mayor’s Office of Labor Relations for the City of New York.

Kevin J. Doyle	Managing Director and General Counsel
Age 46

Mr. Doyle was named Managing Director and General Counsel of Ambac and Ambac Assurance in January 2000. Mr. Doyle is Ambac’s chief legal officer. From January 1996 to January 2000, Mr. Doyle served as the Managing Director and General Counsel of the Specialized Finance Division of Ambac Assurance. Mr. Doyle served as First Vice President and General Counsel of the Specialized Finance Division of Ambac Assurance from July 1995 to January 1996. Mr. Doyle joined Ambac Assurance as a Vice President and Assistant General Counsel from the New York law firm LeBoeuf, Lamb, Greene & MacRae in 1991.

How We Compensate Executive Officers

The tables on pages 17 through 19 show salaries, bonuses and other compensation paid during the last three years, options granted in 2002, options exercised in 2002 and option values as of year-end 2002 for the Chief Executive Officer and our next four most highly compensated executive officers.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation Awards

Name and Principal Position	Year	Salary($)	Bonus($)	Restricted Stock Units($)(1)	Securities Underlying Options(2)	All Other Compensation ($)(3)

Phillip B. Lassiter	2002	$660,000	$750,000	$333,386	250,000	$56,051
Chairman and Chief Executive Officer	2001 2000	620,000 620,000	930,000 930,000	413,335 413,335	503,242 287,232	66,302 78,509

Robert J. Genader	2002	400,000	600,000	266,697	120,000	36,191
President and Chief Operating Officer	2001 2000	400,000 345,000	637,500 600,000	283,335 266,685	180,259 140,241	46,499 31,049

Frank J. Bivona(4)	2002	310,000	300,000	0	85,000	29,916
Vice Chairman—Finance and Investment Group and Chief Financial Officer	2001 2000	310,000 270,000	352,500 318,750	156,695 141,687	75,000 86,730	38,400 24,301

David L. Boyle	2002	350,000	318,750	141,685	87,800	28,114
Vice Chairman—Portfolio Risk Management Group	2001 2000	330,000 330,000	337,500 318,750	150,036 141,687	75,000 90,000	40,200 29,699

Kevin J. Doyle	2002	184,000	375,000	0	20,000	15,827
Managing Director and General Counsel	2001 2000	174,000 174,000	335,000 232,500	0 103,346	18,000 21,750	26,160 15,660

(1)	Pursuant to the Ambac Deferred Compensation Sub-Plan of the 1997 Equity Plan (the “Sub-Plan”), the Compensation and Organization Committee paid 25% of each executive officer’s bonus for 2000 in restricted stock units (“RSUs”). For 2001, the Compensation and Organization Committee paid 25% of Messrs. Lassiter, Genader, Bivona and Boyle’s bonus in RSUs and for 2002, 25% of Messrs. Lassiter, Genader and Boyle’s bonuses were paid in RSUs. Amounts shown in this column are based on the market value of the underlying Common Stock on the date of grant and do not reflect the discount attributed to such value by the Committee to take account of vesting requirements, restrictions on transfer and other limitations. See page 27 for more detailed descriptions of these awards made pursuant to the Sub-Plan. As dividends are paid on the common stock, dividend equivalents are accrued on the RSUs as additional RSUs and vest according to the same schedule.

The total number of RSUs held by the named executive officers as of December 31, 2002, and the total value of these RSUs (based on the $56.24 per share closing price of Ambac common stock on the New York Stock Exchange on Tuesday, December 31, 2002) were as follows: Mr. Lassiter—1,002,231 RSUs ($56,365,471); Mr. Genader—353,641 RSUs ($19,888,770); Mr. Bivona—102,905 RSUs ($5,787,377); Mr. Boyle—12,490 RSUs ($702,438); and Mr. Doyle—3,119 RSUs ($175,413).

(2)	The number of securities underlying options for 2000, 2001 and 2002 includes restoration options awarded upon the exercise of stock options in accordance with Ambac’s Restoration Option Program. For the specific breakdown of option and restoration option grants made in 2002, please refer below to the table on this page 18 under “Option Grants in 2002.” For a more detailed description of our Restoration Option Program, please see footnote 2 under the “Option Grants in 2002” table on this page 18.

(3)	The column called “All Other Compensation” includes the amounts that Ambac contributed or credited on behalf of the named officers in 2002 to (a) our Savings Incentive Plan (the “SIP ”), and (b) our Non-Qualified SIP. We credit amounts that we are precluded from contributing to the SIP because of limitations under the Internal Revenue Code to accounts that we maintain under Ambac’s Non-Qualified SIP.

	Contributions to the SIP	Credits to the Non-Qualified SIP
Mr. Lassiter	$15,700	$40,351
Mr. Genader	13,892	22,299
Mr. Bivona	14,354	15,562
Mr. Boyle	14,914	13,200
Mr. Doyle	13,867	1,960

(4)	Mr. Bivona resigned as Chief Financial Officer effective January 21, 2003 and as Vice Chairman effective February 28, 2003. Thomas J. Gandolfo replaced Mr. Bivona as Chief Financial Officer effective as of January 21, 2003. Please see page 15 under “Executive Officers” for Mr. Gandolfo’s biography.

OPTION GRANTS IN 2002

	Individual Grants
	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted to Employees in 2002	Exercise Price ($/Sh)(3)	Expiration Date	Grant Date Present Value ($)(4)
Name	Options(1)	Restoration Options(2)

Phillip B. Lassiter	250,000		16.19%	$58.93	1/22/09	$5,191,154
Robert J. Genader	120,000		7.77	58.93	1/22/09	2,491,754
Frank J. Bivona	85,000		5.50	58.93	1/22/09	1,764,992
David L. Boyle	85,000		5.50	58.93	1/22/09	1,764,992
		2,800.18		64.53	4/30/04	24,122
Kevin J. Doyle	20,000		1.30	58.93	1/22/09	415,292

(1)	Options awarded to the named executive officers by the Compensation and Organization Committee were long-term incentive awards granted on January 22, 2002. Each executive officer’s options will vest in two equal installments when the market price of Ambac common stock meets or exceeds $75.00 and $90.00 for twenty consecutive trading days or no later than the sixth anniversary of the grant date. Vesting is accelerated upon retirement, death or permanent disability. Generally, all of the executive officers’ options will expire seven years from the date of grant or earlier if employment terminates.

(2)	Restoration options were awarded upon the exercise of stock options in accordance with Ambac’s Restoration Option Program. A restoration option is awarded automatically when the underlying option is exercised by tendering shares of common stock to pay the exercise price. Each restoration option will vest one year from the date of grant, at an exercise price equal to the fair market value of Ambac common stock on the date the underlying option is exercised, and otherwise has the same exercise, transfer and expiration provisions as its underlying option.

(3)	The exercise price per share is the fair market value of the common stock on the date of grant. We determine this by calculating the average of the high and low price of Ambac common stock on the New York Stock Exchange on the date of grant.

(4)	We calculated these values by using the Black-Scholes stock option pricing model as follows:

For the January Option Grants.    The model that we applied uses the grant date of January 22, 2002. The fair market value of Ambac Common Stock on that date was $58.93 per share as we discussed above. The model assumes: (a) a risk-free rate of return of 4.26% (which was the yield on a U.S. Treasury Strip zero coupon bond with a maturity that approximates the term of the option); (b) stock price volatility of 31.90%; (c) a constant dividend yield of 0.61% based on the quarterly cash dividend rate at the time of grant on Ambac common stock; and (d) an exercise date, on average, of 5.5 years after grant.

For the Restoration Option Grants.    We use the following assumptions in applying the model for each Restoration Option Grant: (a) a risk-free rate of return equal to the yield on grant date of a U.S. Treasury Strip zero coupon bond with a maturity that approximates the term of the option; (b) stock price volatility of Ambac common stock calculated using month-end closing prices of Ambac common stock on the New York Stock Exchange for the three year period prior to the grant date; (c) a constant dividend yield based on the quarterly cash dividend rate at the time of grant on Ambac common stock; and (d) exercise of the restoration option at the end of its term.

We did not adjust the model for non-transferability, risk of forfeiture, or vesting restrictions. The actual value (if any) an executive officer receives from a stock option will depend upon the amount by which the market price of Ambac common stock exceeds the exercise price of the option on the date of exercise. The hypothetical values are presented pursuant to SEC rules and there can be no assurance that the amount stated as “Grant Date Present Value” will actually be realized.

AGGREGATED OPTION EXERCISES DURING 2002 AND YEAR-END OPTION VALUES

	Number of Shares Acquired on Exercise	Value Realized($)	Number of Securities Underlying Unexercised Options Held at December 31, 2002		Value of Unexercised In-the-Money Options Held at December 31, 2002 ($)(1)

Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Phillip B. Lassiter	0	$0	708,070	362,500	$6,105,329	$853,166
Robert J. Genader	95,241	4,008,310	417,759	175,000	7,615,879	417,104
Frank J. Bivona	165,959	7,074,480	270,000	122,500	6,627,991	284,389
David L. Boyle	8,436	363,662	344,064	125,300	8,289,335	284,389
Kevin J. Doyle	12,000	609,749	81,750	29,000	2,090,444	68,253

(1)	This valuation represents the difference between $56.24, the closing price of Ambac common stock on the New York Stock Exchange on Tuesday, December 31, 2002, and the exercise price of the stock options. “In-the-money” stock options are options for which the exercise price is less than the market price of the underlying stock on a particular date.

The Pension Plan

Ambac’s Pension Plan is a defined benefit pension plan intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

•	In general, officers and employees of Ambac and its subsidiaries become participants in the Pension Plan after one year of service. All executive officers participate in the Pension Plan. Non-employee directors of Ambac and our subsidiaries are not eligible to participate in the Pension Plan.

•	Benefits under the Pension Plan vest after five years. Upon normal retirement at age 65, a retired employee receives an annual pension from the Pension Plan, subject to a statutory limit. The Pension Plan also contains provisions for early retirement and survivor benefits.

The table below illustrates the annual pension benefits payable to executive officers under the Pension Plan. The table also reflects the excess and supplemental benefit plans that we have established to provide retirement benefits over Internal Revenue Code limitations. We calculated the benefits before offsetting (a) an employee’s primary Social Security benefit and (b) benefits payable under the retirement plan of Citibank, N.A., Ambac’s former parent company (the “Citibank Plan”). Benefits shown in the table reflect a straight life form of annuity benefit. If payment is made in the form of a joint and survivor annuity, the annual amounts of benefit could be substantially below those illustrated.

Average Covered Compensation	Years of Service at Transition Date	Total Years of Service at Retirement

		10	15	20	25	30	35

$ 150,000	30	NA	NA	NA	NA	$90,000	$97,500
	15	NA	$45,000	$52,500	$60,000	67,500	75,000
	0	$15,000	22,500	30,000	37,500	45,000	52,500

200,000	30	NA	NA	NA	NA	120,000	130,000
	15	NA	60,000	70,000	80,000	90,000	100,000
	0	20,000	30,000	40,000	50,000	60,000	70,000

500,000	30	NA	NA	NA	NA	300,000	325,000
	15	NA	150,000	175,000	200,000	225,000	250,000
	0	50,000	75,000	100,000	125,000	150,000	175,000

1,000,000	30	NA	NA	NA	NA	600,000	650,000
	15	NA	300,000	350,000	400,000	450,000	500,000
	0	100,000	150,000	200,000	250,000	300,000	350,000

1,500,000	30	NA	NA	NA	NA	900,000	975,000
	15	NA	450,000	525,000	600,000	675,000	750,000
	0	150,000	225,000	300,000	375,000	450,000	525,000

2,000,000	30	NA	NA	NA	NA	1,200,000	1,300,000
	15	NA	600,000	700,000	800,000	900,000	1,000,000
	0	200,000	300,000	400,000	500,000	600,000	700,000

2,500,000	30	NA	NA	NA	NA	1,500,000	1,625,000
	15	NA	750,000	875,000	1,000,000	1,125,000	1,250,000
	0	250,000	375,000	500,000	625,000	600,000	875,000

Service from 1992

For service on or after January 1, 1992, the annual retirement benefit is equal to 1% (without an offset for any Social Security benefits) of an employee’s Average Compensation (as described in the next sentence) multiplied by the employee’s years of credited service. “Average Compensation” is defined, generally, as average annual base salary (which, in the case of executive officers identified in the Summary Compensation Table on page 17, is the amount shown under the column called “Salary”) for the five highest consecutive paid years of the ten years of employment preceding retirement.

Service before 1992

For service prior to January 1, 1992, the annual retirement benefit is equal to 2% (with an offset for Social Security benefits) of an employee’s Average Compensation (determined as if the employee retired on December 31, 1991) multiplied by years of credited service up to thirty years.

Years of Service

In view of the change in the formula for determining benefits under the Pension Plan that became effective as of January 1, 1992 (the “Transition Date”), we prepared the above table to show the benefits payable depending on how many years of service the executive officer would have:

•	prior to the Transition Date, and

•	at Retirement.

In order to simplify the chart, we show only 0, 15 and 30 years of service at Transition, since those values cover the range for our executive officers.

The years of credited service under the Pension Plan (including credit for years of past service under the Citibank Plan) as of December 31, 2002 for executive officers named in the Summary Compensation Table were as follows: Mr. Lassiter—33 years, Mr. Genader—28 years, Mr. Bivona—  25 years, Mr. Boyle—12 years, and Mr. Doyle—11 years.

Under the terms of a special pension arrangement for Mr. Boyle, he has been credited with an additional six years of service.

The benefits payable under the Pension Plan to employees who receive credit for years of past service under the Citibank Plan will be reduced by the amount of any benefits payable under the Citibank Plan.

Employment Agreement with the Chief Executive Officer

In General	Ambac’s employment agreement with Mr. Lassiter provides that he shall serve as the Chairman and Chief Executive Officer and as a director.

•	The agreement has a two year term, which is extended on a daily basis, until Ambac or Mr. Lassiter terminates it.

•	Mr. Lassiter is to receive a base salary at a rate not less than his current rate.

•	He is to participate in bonus arrangements under which he is eligible to earn an annual bonus based on Ambac’s achieving certain performance goals to be established by the Board.

Supplemental Pension Benefit

Mr. Lassiter has a supplemental pension benefit based on the benefit formula of the Pension Plan that was in effect until the end of 1991. The formula, however, will take into account his bonus compensation (including that portion of his bonus paid in RSUs) and will be determined without giving effect to provisions of the Internal Revenue Code that limit the amount of compensation that may be taken into account in calculating benefits and the amount of annual benefits that may be paid. Mr. Lassiter’s supplemental pension benefit will be reduced, however, to take account of enhancements in Ambac’s contributions to the Savings Incentive Plan (“SIP”) that we introduced in 1992.

Payments and Benefits	If Mr. Lassiter’s employment is terminated other than for “Cause” (as we define it below), or if he resigns for “Good Reason” (as we define it below), Mr. Lassiter will:

— After Termination or Resignation	•	receive, for the remainder of the term (which typically would be for two years), compensation at an annualized rate equal to the sum of his base annual salary and target bonus at the time of termination;

•	be fully vested in all awards under the 1991 Stock Incentive Plan and the 1997 Equity Plan;

•	receive a lump-sum payment equal to the amount that we would have contributed to his account under the SIP and any nonqualified plan we maintained during the two years following termination;

•	be credited with an additional two years of service under the Pension Plan; and

•	continue to participate in all Ambac medical and other welfare plans for a limited time following termination.

— After Change in Control

All stock options and other awards under the 1997 Equity Plan that are made to Mr. Lassiter after January 1, 1998 will vest in full upon the occurrence of a “Change in Control” (as we define it below), whether or not his employment is subsequently terminated.

In addition, if Mr. Lassiter’s employment terminates following a Change in Control, his severance amount would be calculated and paid in the same manner as we describe below under “Management Retention Agreements with Executive Officers.”

Mr. Lassiter would also be entitled to the “gross up” payment described in that section.

Other Restrictions

Mr. Lassiter will be subject to certain restrictions prohibiting him from engaging in competition with Ambac or any of our subsidiaries (except that these restrictions will not apply following a Change in Control) and from divulging any confidential or proprietary information he obtained while he was our employee.

Management Retention Agreements with Executive Officers

In General	We have entered into management retention agreements with each of our executive officers (other than Mr. Lassiter) to provide for payments and certain benefits if they are terminated following a “Change in Control” (as we define it below).

Payments and Benefits After Change in Control

If there is a Change in Control and, within three years of the Change in Control, the executive’s employment is terminated by Ambac or its successor other than for “Cause” (as we define it below), or if the executive resigns for “Good Reason” (as we define it below), the executive will:

•	receive cash payments equal to two times the sum of (a) the executive’s highest annual base salary and (b) the product of the executive’s highest bonus percentage (as a percentage of base salary) times his highest base salary;

•	be fully vested in all stock options and other awards under the 1991 Stock Incentive Plan and the 1997 Equity Plan;

•	receive a lump-sum payment equal to the amount that we would have contributed to the executive’s account under the SIP and any nonqualified plan we maintained during the two years following termination;

•	be credited with an additional two years of service under the Pension Plan; and

•	continue to participate in Ambac’s medical and other welfare benefits programs for a limited time following termination.

All stock options and other awards under the 1997 Equity Plan that are made to executive officers after January 1, 1998 will vest in full upon the occurrence of a Change in Control, whether or not the executive’s employment is subsequently terminated.

The agreements also provide for a “gross up” payment in an amount that is intended to make the executive whole, on an after-tax basis, for any excise tax (but not any other tax) imposed on the payments described above.

Definitions

The following definitions are used in the Management Retention Agreements and the Employment Agreement with the Chief Executive Officer described above:

“Change in Control”	A “Change in Control” generally occurs if:

•

an individual, entity or group acquires beneficial ownership of 20% or more of the outstanding common stock. Acquisitions by Ambac and its affiliates or any employee benefit plan that they sponsor and certain acquisitions by persons who owned at least 15% of the outstanding shares of common stock on January 31, 1996 are not considered a change in control;

•	the individuals who, as of January 29, 1997, constitute the Board, and subsequently elected members of the Board whose election is approved or recommended by at least a majority of these members or their successors whose election was so approved or recommended, cease for any reason to constitute at least a majority of the Board; or

•	our stockholders approve a merger or similar business combination, or a sale of all or substantially all of Ambac’s assets, unless the Ambac stockholders immediately prior to the completion of the transaction will continue to own at least 70% of outstanding shares and voting power of the corporation that results from the transaction.

“Cause”	“Cause” for an executive’s termination generally includes:

•	the willful commission of acts that are dishonest and demonstrably and materially injurious to Ambac;

•	the conviction of certain felonies; or

•	a material breach of any of the executive’s agreements concerning confidentiality and proprietary information.

An executive’s termination will not be considered to have been for Cause unless at least three-quarters of the members of the Board adopt a resolution finding that the executive has engaged in conduct that constitutes Cause as defined in the agreement.

“Good Reason”	An executive will generally have “Good Reason” to terminate his employment if:

•	there is substantial adverse change in the executive’s duties or responsibilities;

•	the office of the executive is relocated more than 25 miles from the location where the executive worked immediately prior to the Change in Control; or

•	Ambac fails to honor its obligations under the agreement.

During a 30-day period following the first anniversary of a Change in Control, a resignation by the executive for any reason will be considered a termination for Good Reason.

REPORT ON EXECUTIVE COMPENSATION FOR 2002

BY THE COMPENSATION AND ORGANIZATION COMMITTEE

The Compensation and Organization Committee of the Board administers Ambac’s executive compensation program. The members of the Committee are independent non-employee, non-affiliated directors. The Committee has furnished the following report on executive compensation for 2002:

What is Our Executive Compensation Philosophy?

The Committee has designed Ambac’s executive compensation program to support what we believe to be an appropriate relationship between executive pay and the creation of stockholder value. To emphasize this relationship, we link a significant portion of executive compensation to the market performance of Ambac common stock. The objectives of our program are:

•	To support a pay-for-performance policy that differentiates bonus amounts among all executives based on both their individual performance, the performance of their respective groups and the performance of Ambac;

•	To align the interests of executives with the long-term interests of stockholders through stock option and restricted stock unit awards whose value over time depends upon the market value of Ambac’s common stock;

•	To provide compensation comparable to that offered by other leading companies in our industry, enabling Ambac to compete for and retain talented executives who are critical to our long-term success; and

•	To motivate key executives to achieve strategic business initiatives and to reward them for their achievement.

What are the Elements of Executive Compensation?

We compensate our executives through base salary, bonus (paid in a combination of cash and restricted stock units) and long-term incentive awards in the form of stock options. We target total compensation for our executive officers so that at least 50% (and in the case of the Chairman, 75%) consists of bonus and long term incentive awards. In this way, a significant portion of the value ultimately realized by the executives will depend upon Ambac’s performance and can be considered “at risk.”

Our executives participate in retirement plans, health plans, and other voluntary benefit plans that we make available to all Ambac employees generally. We also provide our executives with long-term disability insurance for the cash bonus portion of their annual compensation. In addition, we offer our executives and managing directors a voluntary deferred compensation program.

Ambac has also entered into management retention agreements with our executive officers to provide for certain payments and other benefits if they are terminated following a change in control of Ambac. These agreements, and the employment agreement with Ambac’s Chief Executive Officer, which includes comparable change in control provisions, are discussed elsewhere in the Proxy Statement.

How Did We Determine Base Salaries for 2002?

In General

We annually review the base salaries of our executives to determine if adjustments are appropriate to ensure that their salaries are competitive and that they reflect the executive’s increased responsibilities as Ambac grows.

For executives other than the Chief Executive Officer, we also consider the recommendations of Mr. Lassiter, Ambac’s Chairman and Chief Executive Officer.

Comparative Data

In conducting our review for 2002, we considered comparative data prepared by both Ambac’s senior human resources officer and by Johnson Associates, Inc., the Committee’s outside consultant for executive compensation.

The comparison group we chose for compensation purposes (the “Comparison Group”) consisted mainly of our competitors in the financial guarantee insurance industry. The index we chose for our performance graph was the Investor’s Business Daily Insurance Property/Casualty/Title Index. This was the publicly available index that we found best corresponded to our business and included the greatest number of companies in the Comparison Group. The performance graph follows this Report in the Proxy Statement.

We obtained data for the Comparison Group from a number of sources, including proxy statements, public information available from regulatory agencies and surveys by consulting firms. We used this comparative data as a benchmark in reaching our own determination of what were appropriate salary levels for our executives.

Base Salaries of the Executives

Although the data for the Comparison Group supported an increase in base salaries for 2002, the Committee accepted Mr. Lassiter’s recommendation to only increase those base salaries of those named executives who had not received an increase last year. We note that the base salaries of our executives (excluding the Chief Executive Officer) are generally at or below the median for salaries of executives in the Comparison Group. The base salary for each of the named executive officers is reported in the “Summary Compensation Table” elsewhere in the Proxy Statement.

Base Salary of the Chief Executive Officer

The Committee increased the base salary of Mr. Lassiter for 2002 by approximately 6.5% from $620,000 to $660,000. We note that Mr. Lassiter’s base salary in 2001 was below the 25th percentile for salaries of chief executive officers in the Comparison Group.

How Did We Determine Bonuses for 2002?

2002 Overall Performance

In January 2003, the Committee evaluated Ambac’s performance during 2002 under each of the nine categories set out in the EIP: return on equity; core/operating earnings growth; total return to stockholders; expense management; risk management; market share/position; industry leadership/image building; new products/initiatives; and organizational development/corporate culture. We did not weight the categories but instead arrived at an overall “grade” for corporate performance. We determined Ambac’s overall performance to be “very good” based on its particularly strong performance in the categories of return on equity, core/operating earnings growth, expense management and market share/position. The Committee, however, noted Ambac’s $91 million after-tax writedown in its $12.5 billion investment portfolio, representing National Century Financial Enterprises asset-backed securities. Although these uninsured securities were rated triple-A three weeks prior to writedown, the Committee and management felt the writedown should be factored into the overall performance equation.

Bonuses for the Executives

The Committee awarded bonus compensation for 2002 to each executive based on the executive’s scope of responsibility, individual performance and specific contribution to Ambac’s overall performance. We again considered the Chief Executive Officer’s recommendations and also took into account the comparative data. The bonus for each of the named executive officers is reported in the “Summary Compensation Table” elsewhere in the Proxy Statement.

Under the Ambac Senior Officer Deferred Compensation Sub-Plan of the 1997 Equity Plan, 25% of each executive officer’s bonus is paid in RSUs unless the executive officer has satisfied the stock ownership target under the Ambac’s Stock Ownership Guidelines. An executive who has met the ownership target may elect to receive 25% of his or her bonus in the form of RSUs. Except for Messrs. Bivona and Doyle, each executive officer elected to receive 25% of his bonus in the form of RSUs. Bonus amounts are reported in the Summary Compensation Table elsewhere in this Proxy Statement.

The value we ascribed to the RSUs awarded under the Sub-Plan for 2002 was based on a 25% discount from the market value of Ambac’s common stock on the date of grant. The Committee decided to discount these RSUs in order to account for vesting requirements and restrictions on transfer of the RSUs. Accordingly, the value we ascribed to the RSUs differs from the amounts reported in the Summary Compensation Table under the column headed “Annual Compensation—Restricted Stock Units”, as those amounts, in accordance with SEC requirements, are based on the market price of the Common Stock on the date of grant.

Bonuses for the Chief Executive Officer and the President

At our meeting in January 2002, the Committee selected Messrs. Lassiter and Genader as the only executives to participate in the EIP. We then established a formula under the EIP for determining Mr. Lassiter’s and Mr. Genader’s bonuses for the performance year. The formula emphasized return on equity and core earnings growth.

In January 2003, we applied the formula and awarded Mr. Lassiter a bonus of $1,000,000 and Mr. Genader a bonus of $800,000. Although we had the authority to award a higher bonus under the formula for Messrs. Lassiter and Genader, given all of the factors discussed above, the Committee awarded Messrs. Lassiter and Genader less than the maximum amount under the formula. Pursuant to the Sub-Plan, Messrs. Lassiter and Genader elected to receive 25% of their bonuses in the form of RSUs having the terms described above.

For 2003, we selected Messrs. Lassiter and Genader as the only executive officers to participate in the EIP.

What Were the Long-Term Incentive Awards in 2002?

2002 Grants

In 2002, we provided long-term incentive awards for executives by granting stock options. These awards provide compensation to executives only if shareholder value increases. We believe these awards focus executives on Ambac’s long-term success. In determining the number of stock options awarded, we reviewed surveys of similar awards given by companies within the Comparison Group and the executive’s past performance. We also considered the number of stock options previously granted to executives.

This year again, we decided to award performance-based stock options to all of our executive officers and managing directors. These options vest only if the share price of Ambac’s common stock meets certain targets. For 2002, each of the options granted to the executives will vest in two equal installments when the market price of Ambac common stock meets or exceeds $75.00 and $90.00 for twenty consecutive trading days or no later than the sixth anniversary of the grant date. As we have done since 1997, we again limited the term of the stock options to seven years. The theoretical value of stock options awarded to each of the executives (including Mr. Lassiter) was in the top quarter of recent awards given by companies within the Comparison Group. The theoretical value and number of stock options awarded to each of the named executive officers is reported in the “Option Grants in 2002” table elsewhere in the Proxy Statement.

What is Our Position on Maximizing the Deductibility of Executive Compensation?

In 1997, our stockholders approved the 1997 Executive Incentive Plan (“EIP”) and the 1997 Equity Plan. We designed these plans to allow Ambac to receive a tax deduction for incentive compensation payments to our Chief Executive Officer and our other four most highly paid executive officers. Without these qualifying performance-based plans, Ambac could not deduct incentive compensation payments to the extent the amounts paid to any of these executive officers in any year exceeded $1 million.

The Committee intends to pursue a strategy of maximizing the deductibility of the compensation we pay to our executives. However, we intend to retain the flexibility to take actions that we consider to be in the best interests of Ambac and our stockholders and which may be based on considerations in addition to tax deductibility.

What are Ambac’s Stock Ownership Guidelines?

The Committee continues to apply our stock ownership guidelines to all managing directors and executive officers. The guidelines set an appropriate level of ownership of Ambac stock (based on the market value of Ambac common stock) as a multiple of the officer’s total cash compensation (base salary plus cash bonus). The multiple ranges from a high of seven times total cash compensation (in the case of Mr. Lassiter) to a low of one and one-half times total cash compensation for managing directors. Of our named executive officers, Messrs. Lassiter, Genader, Bivona and Doyle have all met their stock ownership guidelines.

The Committee believes these guidelines have the positive effect of further aligning the interests of the executives with all stockholders.

The Compensation and Organization Committee

Richard Dulude, Chairman

Michael A. Callen

Renso L. Caporali

Jill M. Considine

W. Grant Gregory

Laura S. Unger

March 25, 2003

Performance Graph

The graph below compares the five-year total return to stockholders (stock price appreciation plus reinvested dividends) for Ambac common stock with the comparable return of two indexes: the Standard & Poor’s 500 Stock Index and the Investor’s Business Daily Insurance—Property/Casualty/ Title Index.

The graph assumes that you invested $100 in Ambac common stock and in each of the indexes on December 31, 1997, and that all dividends were reinvested. Points on the graph represent the performance as of the last business day of each of the years indicated.

If you had invested $100 in Ambac common stock on the date of our Initial Public Offering (July 18, 1991), your investment would have grown to approximately $903.58 by the end of 2002. This compares with a $100 investment growing to approximately $288.80 in the S&P 500 Index and to approximately $122.11 in the IBD Insurance Index.

For this computation, we assumed that all dividends were reinvested, just as we did for the five-year total return comparison above.

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

Proposal 1: Elect Eight Directors

The Board has nominated eight directors for election at the Annual Meeting. Each nominee is currently serving as one of our directors. If you re-elect them, they will hold office until the next annual meeting or until their successors have been elected.

As we noted above, each nominee also serves as a director of Ambac Assurance.

We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his term, or the Board increases the number of directors, the Board may fill the vacancy until the next annual meeting.

NOMINEES

Phillip B. Lassiter Age 59 Director since 1991

Chairman of the Board and Chief Executive Officer of Ambac and Ambac Assurance since April 1991. Mr. Lassiter also served as President of Ambac and Ambac Assurance from August 1992 to January 2001. Mr. Lassiter joined Ambac in 1991 from Citibank, where he was a member of the Policy Committee and Finance Committee and served as Deputy Sector Head for Citibank’s North American investment and corporate banking activities. Mr. Lassiter also serves as a director of Certegy Inc. and Diebold Inc.

Michael A. Callen Age 62 Director since 1991

President, Avalon Argus Associates, LLC (financial consulting) since April 1996. Mr. Callen was Special Advisor to the National Commercial Bank located in Jeddah in the Kingdom of Saudi Arabia from April 1993 through April 1996. He was an independent consultant from January 1992 until June 1993, and an Adjunct Professor at Columbia University Business School during 1992. He was a director of Citicorp and Citibank and a Sector Executive for Citicorp from 1987 until January 1992. Mr. Callen also serves as a director of Intervest Corporation of New York and Intervest Bancshares Corporation.

Renso L. Caporali Age 70 Director since 1995

Retired Chairman and Chief Executive Officer of Grumman Corporation (defense and aerospace). Dr. Caporali was Senior Vice President of Raytheon Company (electronics, aircraft, engineering and construction) from April 1995 until he retired in May 1998. Previously, Dr. Caporali had retired in June 1994 as Chairman and Chief Executive Officer of Grumman Corporation. He was Chairman and Chief Executive Officer of Grumman Corporation from July 1990 until June 1994. Dr. Caporali also serves as a director of Bank of Akron.

Jill M. Considine Age 58 Director since 2000

Chairman and Chief Executive Officer of The Depository Trust & Clearing Corporation since November 1999 and Chairman and Chief Executive Officer of The Depository Trust Company (securities depository and clearing house) since January 1999. Prior to joining The Depository Trust Company, Ms. Considine served as the President of the New York Clearing House Association, L.L.C. from 1993 to 1999. Ms. Considine served as a Managing Director, Chief Administrative Officer and as a member of the Board of Directors of American Express Bank Ltd., from 1991 to 1993. Prior to that, Ms. Considine served as the New York State Superintendent of Banks from 1985 to 1991. Ms. Considine also serves as a director of the Atlantic Mutual Insurance Companies and The Interpublic Group of Companies, Inc.

Richard Dulude Age 70 Director since 1992

Retired Vice Chairman of Corning Incorporated (diversified manufacturing). Mr. Dulude was Vice Chairman of Corning Incorporated from November 1990 until he retired in April 1993. Mr. Dulude was Group President of Corning Incorporated from 1983 until 1990. Mr. Dulude also serves as a director of Landec Corporation.

Robert J. Genader Age 56 Director since 2001

President and Chief Operating Officer of Ambac and Ambac. Since January 2001, Mr. Genader has served as the President and Chief Operating Officer of Ambac and Ambac Assurance. From February 2000 to January 2001, Mr. Genader served as Vice Chairman of Ambac’s Financial Insurance Business Group. From January 1998 to February 2000, Mr. Genader served as Vice Chairman of the Specialized Finance Division when the Specialized Finance Division and the Public Finance Division were combined to create the Financial Insurance Business Group. Mr. Genader has been a director of Ambac Assurance since 1992. Mr. Genader served as an Executive Vice President of Ambac from 1991 to January 1998 and Ambac Assurance from 1986 to January 1998. He joined Ambac Assurance from Citibank in 1986. Mr. Genader also served as Chairman of the Association of Financial Guaranty Insurors from January 1994 to January 1996.

W. Grant Gregory Age 62 Director since 1991

Chairman of Gregory & Hoenemeyer, Inc. (merchant banking) since 1988. Mr. Gregory retired in 1987 as Chairman of the Board of Touche Ross & Co., now Deloitte and Touche. Mr. Gregory also serves as a director of DoubleClick Inc.

Laura S. Unger Age 42 Director since 2002

Regulatory Expert for CNBC since July 2002. From February 2001 until August 2001, Ms. Unger served as Acting Chairman of the Securities and Exchange Commission. From March 1997 to February 2001, Ms. Unger served as a SEC Commissioner. Before being appointed to the SEC, Ms. Unger served as Securities Counsel to the United States Senate Committee on Banking, Housing and Urban Affairs from January 1995 to November 1997. Ms. Unger is also a former Congressional Fellow. Prior to working on Capitol Hill, Ms. Unger was an attorney with the Enforcement Division of the SEC in Washington, D.C. Ms. Unger also serves as a director of Borland Software Corporation.

The Board recommends that you vote “FOR” the election of all eight nominees for director.

Proposal 2: Approve Amendments to the Ambac 1997 Equity Plan

Summary of the Proposal

We are asking for your approval of two amendments to the Ambac 1997 Equity Plan. The Board adopted these amendments on January 22, 2003, subject to your approval at the Annual Meeting. The proposed amendments:

•	Increase by 5,750,000 the number of shares over which we may make awards. From this new authorization, only 1,600,000 shares would be made available for awards other than stock options and stock appreciation rights. When this new authorization is combined with the shares that currently remain available under the Plan, we will have approximately a total of 8,146,633 shares available for new awards, of which 3,943,016 shares may be used for awards other than stock options and stock appreciation rights; and

•	Extend the period during which we may make grants to eligible employees to May 6, 2011.

Our stockholders originally approved the Plan in 1997. The Plan allows us to grant our employees a range of compensation awards based on or related to Ambac common stock, including stock options, stock appreciation rights, restricted stock or stock units, performance awards and other forms of equity-based or equity related awards. We will adjust the number of shares available for issuance under the Equity Plan if there are changes in our capitalization, a merger, or a similar transaction. We may issue new shares or treasury shares or both. Treasury shares are shares that we previously issued and subsequently repurchased and are holding in our treasury.

The Plan has reserved 8,250,000 shares of common stock plus approximately 1,307,540 unused shares carried forward from its prior 1991 stock option plan. Of this total amount, only 2,400,000 shares may be used for awards other than stock options and stock appreciation rights. Any equity-based awards that are issued instead of cash compensation, or in satisfaction of any other obligation owed by Ambac to an employee, do not count against the 2,400,000 share limitation but do count against the overall limit.

As of February 28, 2003, approximately 2,396,633 shares remained available for new awards under the Plan. Of this amount, a maximum of approximately 2,343,016 shares can be used for awards other than stock options and stock appreciation rights. The closing market price for Ambac common stock on February 28, 2003 was $48.85.

The 5,750,000 additional shares that will be available under the Plan, if you approve Proposal No. 2, represent approximately 5.4% of all currently outstanding shares of Ambac common stock.

The Plan is currently scheduled to expire on May 4, 2004. The amendments extend the term of the Plan by seven years, until May 6, 2011.

The amendments will enable us to continue our equity program that has been in effect since 1991. The Board of Directors believes that the program and the Plan have helped Ambac compete for, motivate and retain high caliber employees. The Board believes that it is in the best interests of Ambac and its stockholders to amend the Plan as proposed.

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting is required to approve the proposed amendments to the Plan.

The Board recommends that you vote “FOR” the amendment to Ambac’s 1997 Equity Incentive Plan.

Principal Features of the Plan

We describe below the other principal terms of the Plan. The proposed amendments do not affect any of these terms.

Purposes and Eligibility

The purposes of the Equity Plan are to attract, retain and motivate key employees, to compensate them for their contributions to our growth and profits and to encourage them to own Ambac common stock. We estimate that as of March 1, 2003, approximately 344 individuals were eligible to receive awards under the Equity Plan.

Administration

The Compensation and Organization Committee of the Board administers the Equity Plan, select participants from among eligible employees, and determines the form, terms and conditions of awards. Subject to certain limitations, the Committee may from time to time delegate some or all of its authority to an administrator consisting of one or more members of the Committee or one or more officers of Ambac.

Awards — Generally

The Equity Plan authorizes the following awards based upon Ambac common stock: stock options, stock appreciation rights, stock awards, restricted stock units, performance units and other forms of equity-based or equity-related awards that the Committee determines to be consistent with the purposes of the Equity Plan and the interests of Ambac.

The Committee determines vesting, exercisability, payment and other restrictions that apply to an award. The minimum vesting for any stock option is one year. The Committee has authority to determine the effect, if any, that an employee’s termination or a change in control of Ambac will have on an award.

— Individual Employee Limit on Stock Options

The number of stock options and stock appreciation rights that may be awarded to any eligible individual in any year is limited to 600,000 shares (with a carryover of any unused portion to future years). This maximum individual employee limit is required to satisfy Section 162(m) of the Internal Revenue Code.

— Stock Options

Stock options may be either nonqualified or incentive stock options (within the meaning of Section 422 of the Internal Revenue Code). To date, all stock options that we have awarded have been nonqualified stock options.

The Committee may issue stock options at an exercise price no less than the fair market value of Ambac common stock on the date of grant (subject to a limited exception for options assumed in connection with the acquisition of another company). The Equity Plan does not permit the repricing of stock options.

Employees may pay the exercise price of a stock option in cash or previously owned stock or both. They may also generally use a “cashless exercise” procedure allowing them to sell immediately some or all of the shares to generate sufficient cash to pay the exercise price of the stock option and to satisfy withholding tax obligations.

The Committee fixes the term of a stock option upon grant. However, under the Equity Plan, the term may be no longer than ten years.

— Stock Appreciation Rights

Stock appreciation rights entitle an employee to receive the excess, if any, of the fair market value on the date of exercise over the exercise price. The exercise price must be no less than the fair market value of the common stock on the date of grant. At the discretion of the Committee, the Committee may make payments to an employee upon exercise of a stock appreciation right in cash, shares of common stock or both.

The Committee may grant stock appreciation rights alone or together with stock options.

The Committee has not awarded stock appreciation rights in the past and has no current intention of making this type of award in the future.

— Stock Awards

Stock awards consist of one or more shares of common stock granted to a participant for no consideration other than the provision of services (or, if required by law, payment of the par value of the shares). Stock awards may be subject to restrictions on transfer and to vesting conditions, as the Committee may determine.

The Committee has not made any stock awards in the past and has no current intention of making this type of award in the future.

— Restricted Stock Units

A restricted stock unit represents the right of the participant to receive one share of common stock, subject to the terms and conditions established by the Committee. When these terms and conditions are satisfied, restricted stock units will be payable, at the discretion of the Committee, in cash, shares of common stock or both.

— Performance Units

Performance units may be granted as fixed or variable share- or dollar-denominated units subject to conditions of vesting and time of payment as the Committee may determine. Performance units will be payable, at the discretion of the Committee, in cash, shares of common stock or both.

— Other Equity Awards

The Committee has the authority to specify the terms and provisions of other forms of equity-based or equity-related awards not described above which the Committee determines to be consistent with the purposes of the Equity Plan and the interests of Ambac. These awards may provide for cash payments based on the value of common stock, for the acquisition of common stock, or for both. Other awards may include cash payments based on one or more criteria determined by the Committee which are unrelated to the value of common stock.

Amendment	We may amend or terminate the Equity Plan at any time. However, we must obtain stockholder approval to:

•	increase the maximum number of shares issuable, or

•	reduce the exercise price of a stock option or stock appreciation right.

Also, we may not amend or terminate the Equity Plan without an employee’s consent if it would adversely affect an employee’s rights to previously-granted awards.

Federal Income Tax Consequences

The federal income tax consequences of issuing and exercising stock options under the Equity Plan may be summarized as follows:

Nonqualified Stock	The grant of a nonqualified stock option has no immediate federal income tax effect: the employee will not recognize taxable income and Ambac will not receive a tax deduction.

When the employee exercises the option, the employee will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price. Ambac is required to withhold tax on the amount of income recognized. Ambac will receive a tax deduction equal to the amount of income recognized.

When the employee sells common stock obtained from exercising a nonqualified stock option, any gain or loss will be taxed as a capital gain or loss (long-term or short-term, depending on how long the shares have been held). Certain additional rules apply if the exercise price for an option is paid in shares previously owned by the employee.

Incentive Stock Options

When an employee is granted an incentive stock option, or when the employee exercises the option, the employee will generally not recognize taxable income (except for purposes of the alternative minimum tax) and Ambac will not receive a tax deduction.

If the employee holds the shares of common stock for at least two years from the date of grant, and one year from the date of exercise, then any gain or loss will be treated as long-term capital gain or loss.

If, however, the shares are disposed of during this period, the option will be treated as a nonqualified stock option. Ambac will only receive a tax deduction if the shares are disposed of during this period. The deduction will be equal to the amount of taxable income the employee recognizes.

Plan Benefits

Because awards under the Plan are determined by the Committee in its sole discretion, we cannot determine the benefits or amounts that will be received or allocated in the future under the Plan. The table below shows stock options and restricted stock units granted in fiscal 2002 to the individuals and groups indicated. These awards are not necessarily indicative of awards that we may make in the future.

Year Ended December 31, 2002

	Stock Options (1)	Restricted Stock Units (2)

Name and Position		Dollar Value $	Number of Restricted Stock Units

Phillip B. Lassiter Chairman and Chief Executive Officer	250,000	$413,756	7,014

Robert J. Genader President and Chief Operating Officer	120,000	1,868,328	29,252

Frank J. Bivona Vice Chairman—Finance and Investment Group and Chief Financial Officer	85,000	156,854	2,659

David L. Boyle Vice Chairman—Portfolio Risk Management Group	87,800	514,556	8,182

Kevin J. Doyle Managing Director and General Counsel	20,000	0	0

All Executive Officers as a Group	592,630	3,338,631	53,248

All Non-Executive Officer Employees as a Group	951,624	5,678,776	94,092

All Non-Employee Directors as a Group (3)	None	None	None

(1)	Options (other than restoration options) awarded to executive officers and certain other senior executives are performance options that have a seven-year term and will vest when the market price of Ambac common stock meets or exceeds specified price targets as described in footnote 1 to the table “Option Grants in 2002” at page 18. Options awarded to other employees have a seven-year term and generally vest over three years.

(2)	Includes units granted as a component of annual bonus, which vest over four years, and units representing deferral of income that otherwise would be recognized upon the exercise of stock options, which are vested upon grant. All units are valued using the closing market value of Ambac common stock on the grant date, without giving effect to the diminution in value attributable to restrictions on the units.

(3)	Non-employee directors are not eligible to participate in the Plan.

The following table shows the total number of outstanding options and shares available for other future issuances of options under all of our equity compensation plans as of December 31, 2002.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (#)(c)

Equity Compensation Plans Approved by Security Holders	6,623,063	$42.08	3,710,834	(1)

Equity Compensation Plans Not Approved by Security Holders (2)	0	N/A	0

Total

(1)	This amount includes 95,709 shares available under the Ambac 1997 Non-Employee Directors Equity Plan of which 41,129 shares are available for future awards of restricted stock, and 3,615,125 shares available under the Ambac 1997 Equity Plan of which 2,378,016 shares are available for future awards other than options and stock appreciation rights. Under the Ambac Equity Plan, we may award shares as performance awards, restricted stock or restricted stock equivalents, or other awards consistent with the purposes of the plan as determined by the Compensation Committee. In addition, shares covered by outstanding awards become available for new awards if the award is forfeited or expires before delivery of the shares.

(2)	Ambac currently has no equity compensation plans that are not approved by security holders.

Proposal 3: Ratify Selection of KPMG LLP as Independent Auditors for 2003

We are asking you to ratify the Board’s selection of KPMG LLP, certified public accountants, as independent auditors for 2003. The Audit Committee recommended the selection of KPMG LLP to the Board. KPMG LLP has served as the independent auditors of Ambac Assurance since 1985 and of Ambac since our incorporation in 1991. They have unrestricted access to the Audit Committee to discuss audit findings and other financial matters.

Representatives of KPMG LLP will attend the Annual Meeting to answer your questions. They also will have the opportunity to make a statement if they desire to do so. The work performed by KPMG LLP during 2002 and the related fees are set forth below.

The Board recommends that you vote “FOR” ratification of the selection of KPMG LLP as independent auditors for 2003.

Audit and All Other Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Ambac’s annual financial statements for the years ended December 31, 2002, and December 31, 2001, and fees billed for other services rendered by KPMG LLP during those periods. Certain amounts for 2001 have been reclassified to conform to the 2002 presentation.

Audit Related Expenses	2001	2002

Audit Fees (1)	$980,000	$1,350,500

Audit Related Fees (2)	132,000	131,000

Tax Fees (3)	35,000	115,000

All other Fees (4)	33,500	5,500

Total	$1,180,500	$1,602,000

(1)	Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits, consents and comfort letters.

(2)	Audit related fees consisted principally of audits of employee benefit plans and agreed upon procedures in 2002.

(3)	Tax fees consist principally of tax compliance services, tax advice and tax planning services to Ambac and its UK insurance subsidiaries.

(4)	All other fees consist principally of services related to regulatory compliance for our U.K. broker-dealer subsidiary and statutory actuarial services.

Policy on Audit Committee Pre-Approval of Audit and

Permissible Non-Audit Services of Independent Auditors

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

1.  Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2.  Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and agreed upon procedures.

3.  Tax services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4.  Other Fees are those associated with services not captured in the other categories. Ambac generally doesn’t request such services from the independent auditor.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

INFORMATION ABOUT STOCKHOLDER PROPOSALS

Under our By-laws, if you wish to nominate a director or bring other business before the stockholders:

•	You must notify the Corporate Secretary in writing not less than 60 days nor more than 90 days before the annual meeting.
•	If we give you less than 70 days’ notice of the meeting date, however, you may notify us within 10 days after the notice was mailed or publicly disclosed.

•	Your notice must contain the specific information required in our By-laws.

Please note that these By-laws requirements relate only to matters you wish to bring before your fellow stockholders at an annual meeting. They do not apply to proposals that you wish to have included in our proxy statement.

If you wish to submit proposals to be included in our 2004 proxy statement, we must receive them on or before Monday, December 1, 2003. Please address your proposals to: Anne G. Gill, Corporate Secretary, Ambac Financial Group, Inc., One State Street Plaza, New York, New York 10004.

If you would like a copy of our By-laws, we will send you one without charge. Please write to the Corporate Secretary of Ambac.

By order of the Board of Directors,

Anne G. Gill

First Vice President, Corporate Secretary and

Assistant General Counsel

March 28, 2003

ONE STATE STREET PLAZA, NEW YORK, NY 10004

Ambac Financial Group, Inc.

c/o Corporate Election Services

P.O. Box 1150

Pittsburgh, PA 15230-1150

VOTE BY TELEPHONE

Have your proxy card available when you call the Toll-Free number 1-800-542-1160 using a touch-tone telephone. You will be prompted to enter your Control Number and then you can follow the simple prompts that will be presented to you to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website http://www.votefast.com. You will be prompted to enter your Control Number and then you can follow the simple prompts that will be presented to you to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, PO Box 1150, Pittsburgh, PA 15230.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-800-542-1160	Vote by Internet Access the website and cast your vote: http://www.votefast.com	Vote by Mail Return your proxy in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week!

Your telephone or Internet vote must be received by 11:59 p.m. Eastern Daylight Time on May 5, 2003, to be counted in the final tabulation.

Your Control Number is:

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AMBAC FINANCIAL GROUP, INC.	PROXY

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on May 6, 2003.

The undersigned hereby appoints Phillip B. Lassiter, Gregg L. Bienstock and Anne G. Gill, and each of them, proxies, with power of substitution, to vote all shares of Common Stock of Ambac Financial Group, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Tuesday, May 6, 2003 at 11:30 a.m., local time, at Ambac’s executive offices, One State Street Plaza, New York, New York, and at any adjournments of the Annual Meeting. The proxies have the authority to vote as directed on the reverse side of this card with the same effect as though the undersigned were present in person and voting. The proxies are further authorized in their discretion to vote upon such other business as may properly come before the Annual Meeting and any adjournments of the Annual Meeting. The undersigned revokes all proxies previously given to vote at the Annual Meeting.

Signature(s)

Signature(s)

IMPORTANT:    Please sign EXACTLY as your name(s) appears on the left. Joint owners should each sign. If you are signing as an executor, administrator, trustee, guardian, attorney or corporate officer, please give your full title.

Date:                                                                                 , 2003

YOUR VOTE IS IMPORTANT!

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Corporate Election Services, PO Box 1150, Pittsburgh, PA 15230, so that your shares may be represented at the Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

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AMBAC FINANCIAL GROUP, INC.	PROXY

Please indicate below how you wish your shares to be voted. Unless you indicate otherwise, your proxy will vote “FOR” all of the Proposals on this card. We cannot vote your shares unless you sign, date and return this card.

THE BOARD OF DIRECTORS RECOMMEND THAT YOU VOTE “FOR” ALL PROPOSALS.

1.	Elect Eight Directors
Nominees:
	(01) Phillip B. Lassiter	(02) Michael A. Callen	(03) Renso L. Caporali	(04) Jill M. Considine
	(05) Richard Dulude	(06) Robert J. Genader	(07) W. Grant Gregroy	(08) Laura S. Unger

☐	FOR all nominees listed above. (Except as listed to the contrary below.)	☐	WITHHOLD AUTHORITY to vote for all nominees listed above.

To withhold authority to vote for any individual nominee, write that nominee’s name or number below.

2.	Approve Amendments to the Ambac 1997 Equity Plan.	☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	Ratify Selection of KPMG LLP as Independent Auditors for 2003.	☐ FOR	☐ AGAINST	☐ ABSTAIN

TO BE SIGNED AND DATED ON REVERSE SIDE